Exhibit 10.2

SHUTTERSTOCK, INC.

DIRECTOR COMPENSATION POLICY

(as amended on April 8, 2015)

Independent directors of Shutterstock, Inc. (the “Company”) shall receive the compensation for their service as a member of the Board of Directors (the “Board”) of the Company. This Policy shall remain in effect until it is revised or rescinded by further action of the Board.

General

We will pay director fees only to those members of our Board who are independent under the listing standards of the New York Stock Exchange.

Our goal is to provide compensation for our independent directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs.  We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our directors with a mix of cash and equity-based compensation.

Cash Fees and Retainers

Board Members

Each independent director shall be entitled to an annual cash retainer of $50,000 (the “Annual Cash Retainers”) as set forth below.

Committee Chairs and Lead Independent Director

In addition to the Annual Cash Retainer, an independent director who serves as member or chairperson of the Company’s Audit, Compensation or Nominating and Corporate Governance Committee shall be entitled to an additional annual cash retainer (collectively, the “Committee Cash Retainers”) as set forth below.

	Chairperson	Other Members

Audit Committee:	$20,000	$10,000

Compensation Committee:	$7,500	$5,000

Nominating and Corporate Governance Committee:	—	$2,500

Payment of Cash Retainers

The Company shall pay the Annual Cash Retainers and the Committee Cash Retainers on a quarterly basis in arrears, subject to the director’s continued service to the Company as an independent director or member or chairperson of the Audit, Compensation or Nominating and Corporate Governance Committee, as applicable, on the first day of the preceding quarter. Such cash amounts shall be prorated in the case of service for less than the entire quarter.

Equity Awards and Equity Retainers

Initial Equity Retainer for New Directors

On the date a new independent director becomes a member of the Board, each such independent director shall automatically receive an award of restricted stock units with a cash value of $150,000 (an “Initial Equity Retainer”); provided, however, that the value of the Initial Equity Retainer will be reduced pro rata for each full month since the date of the last annual meeting of the Company’s stockholders during which such individual did not serve as a member of the Board.  The Initial Equity Retainer shall vest as to all of such shares on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the next annual meeting of the Company’s stockholders, subject in each case, to the independent director’s continued service to the Company through the vesting date.

Annual Equity Retainer for Continuing Board Members

Each continuing independent director shall automatically receive an annual equity retainer in the form of an award of restricted stock units with a cash value of $150,000 (an “Annual Equity Retainer”), with the grant date of such award to be the date of each Company annual meeting of stockholders. The Annual Equity Retainer for such independent directors shall vest as to all of such shares on the earlier of (i) the one year anniversary of the date of grant and (ii) the date immediately preceding the date of the next annual meeting of the Company’s stockholders, subject in each case, to the independent director’s continued service to the Company through the vesting date.

Provisions Applicable to All Equity Awards

The number of restricted stock units subject to an Initial Equity Retainer or an Annual Equity Retainer shall be determined by dividing (x) the cash value of the award by (y) the average of the Company’s closing price for a share of common stock on each trading day during the thirty (30) trading days period ending on the date immediately prior to the grant date, rounded down to the nearest whole number of shares.  The Initial Equity Retainers and the Annual Equity Retainers shall be subject to the terms and conditions of the Company’s 2012 Omnibus Equity Incentive Plan (the “Plan”) and the terms of the Restricted Stock Unit Agreements entered into between the Company and each director in connection with such awards.  Furthermore, the vesting of all Initial Equity Retainers and Annual Equity Retainers shall be accelerated in full immediately prior to (and contingent upon) the effectiveness of a Change of Control (as defined in the Plan).

Directors’ Deferred Compensation

In its discretion, the Company may structure the Initial Equity Retainer and/or the Annual Equity Retainer to include, or allow the director to elect, a deferred settlement of the shares subject to such award until the earlier of one or more of the following events: (i) a fixed date in the future; (ii) a separation from service as a member of the Board; or (iii) a Change of Control (as defined in the Plan).

Expense Reimbursement

All independent directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business.  The Company shall make expense reimbursements to all directors within a reasonable amount of time following submission by the director of reasonable written substantiation for the expenses.